Exhibit 99.1

CONTACT:	Chris D. Sammons Vice President, Investor Relations and Corporate Communications 225.932.2500
SHAW ANNOUNCES RESIGNATION OF
PRESIDENT TIM A. BARFIELD
     BATON ROUGE, LA, November 14, 2006 — The Shaw Group Inc. (NYSE:SGR) today announced that Tim A. Barfield, Jr., President of Shaw, has resigned from the Company effective November 17, 2006, to pursue other interests. Mr. Barfield has been employed with Shaw since 1994 when he was named Secretary and General Counsel. He later became President of Shaw Alloy Piping Products, Inc. and has served the Company in a number of executive positions. Mr. Barfield played a vital role in the Company’s acquisitions of Stone & Webster, Inc. and The IT Group, Inc., after which acquisition he was named President of the Company’s Environmental and Infrastructure division. He was appointed President and Chief Operating Officer of Shaw in September 2003.
     The Company and Mr. Barfield expect to enter into a consulting arrangement for a period of time following the resignation in order to facilitate a transition. Mr. J.M. Bernhard, Jr., Chairman and Chief Executive Officer of Shaw, will assume Mr. Barfield’s responsibilities as President.
     Mr. Bernhard said, “The Board of Directors and I would like to express our appreciation for Mr. Barfield’s contributions to the Company and his efforts to create value for shareholders during his tenure. We wish him well for the future.”
     Mr. Barfield said, “Shaw has never been better positioned for growth and success, and I am fortunate to have been a part of building an incredible company. We have achieved so much, both the Company and me, personally. I now have the opportunity to pursue other dreams and ambitions outside of the engineering and construction business, as well as focus more attention on my family. I leave with the confidence that Shaw is in great hands, with the talent, leadership and resources to go far beyond its current accomplishments.”
     The Shaw Group Inc. is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation,

and facilities management services for government and private sector clients in the energy, chemical, environmental, infrastructure and emergency response markets. Headquartered in Baton Rouge, Louisiana, with over $3 billion in annual revenues, Shaw employs approximately 22,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit Shaw’s website at www.shawgrp.com.
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s website under the heading “Forward-Looking Statements”. These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our website at www.shawgrp.com.
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